EXHIBIT 99.2

OPENLANE, Inc.
Third Quarter 2023 Supplemental Financial Information
November 1, 2023

OPENLANE, Inc.
EBITDA and Adjusted EBITDA Measures
EBITDA and Adjusted EBITDA as presented herein are supplemental measures of our performance that are not required by, or presented in accordance with, generally accepted accounting principles in the United States (“GAAP”). They are not measurements of our financial performance under GAAP and should not be considered as substitutes for net income (loss) or any other performance measures derived in accordance with GAAP.
EBITDA is defined as net income (loss), plus interest expense net of interest income, income tax provision (benefit), depreciation and amortization. Adjusted EBITDA is EBITDA adjusted for the items of income and expense and expected incremental revenue and cost savings as described in our senior secured credit agreement covenant calculations. Management believes that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors about one of the principal measures of performance used by our creditors. In addition, management uses EBITDA and Adjusted EBITDA to evaluate our performance. EBITDA and Adjusted EBITDA have limitations as analytical tools, and should not be considered in isolation or as a substitute for analysis of the results as reported under GAAP. These measures may not be comparable to similarly titled measures reported by other companies.

The following tables reconcile EBITDA and Adjusted EBITDA to income (loss) from continuing operations for the periods presented:

	Three Months Ended September 30, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(19.3)	$32.0	$12.7
Add back:
Income taxes	2.0	10.7	12.7
Interest expense, net of interest income	4.3	34.2	38.5
Depreciation and amortization	23.8	2.6	26.4
Intercompany interest	9.6	(9.6)	—
EBITDA	20.4	69.9	90.3
Non-cash stock-based compensation	3.5	1.0	4.5
Acquisition related costs	0.5	—	0.5
Securitization interest	—	(31.6)	(31.6)
Severance	1.7	0.2	1.9
Foreign currency (gains)/losses	(1.2)	—	(1.2)
Net change in unrealized (gains) losses on investment securities	—	0.5	0.5
Professional fees related to business improvement efforts	1.4	0.3	1.7
Other	0.5	0.4	0.9
Total addbacks/(deductions)	6.4	(29.2)	(22.8)
Adjusted EBITDA	$26.8	$40.7	$67.5

	Three Months Ended September 30, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(35.8)	$36.3	$0.5
Add back:
Income taxes	(5.6)	12.3	6.7
Interest expense, net of interest income	8.6	22.3	30.9
Depreciation and amortization	22.4	1.9	24.3
Intercompany interest	2.4	(2.4)	—
EBITDA	(8.0)	70.4	62.4
Non-cash stock-based compensation	2.8	0.7	3.5
Loss on extinguishment of debt	9.3	—	9.3
Acquisition related costs	0.3	—	0.3
Securitization interest	—	(20.2)	(20.2)
Severance	1.4	0.1	1.5
Foreign currency (gains)/losses	4.1	—	4.1
Net change in unrealized (gains) losses on investment securities	—	0.3	0.3
Professional fees related to business improvement efforts	2.7	0.5	3.2
Other	5.1	—	5.1
Total addbacks/(deductions)	25.7	(18.6)	7.1
Adjusted EBITDA	$17.7	$51.8	$69.5

	Nine Months Ended September 30, 2023
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(259.8)	$91.4	$(168.4)
Add back:
Income taxes	(37.9)	38.6	0.7
Interest expense, net of interest income	16.8	96.6	113.4
Depreciation and amortization	69.5	6.7	76.2
Intercompany interest	24.1	(24.1)	—
EBITDA	(187.3)	209.2	21.9
Non-cash stock-based compensation	10.5	3.3	13.8
Loss on extinguishment of debt	1.1	—	1.1
Acquisition related costs	1.1	—	1.1
Securitization interest	—	(89.0)	(89.0)
Severance	3.1	0.3	3.4
Foreign currency (gains)/losses	(0.8)	—	(0.8)
Goodwill and other intangibles impairment	250.8	—	250.8
Contingent consideration adjustment	1.3	—	1.3
Net change in unrealized (gains) losses on investment securities	—	0.4	0.4
Professional fees related to business improvement efforts	3.7	0.8	4.5
Other	1.1	0.6	1.7
Total addbacks/(deductions)	271.9	(83.6)	188.3
Adjusted EBITDA	$84.6	$125.6	$210.2

	Nine Months Ended September 30, 2022
(Dollars in millions), (Unaudited)	Marketplace	Finance	Consolidated
Income (loss) from continuing operations	$(111.5)	$98.2	$(13.3)
Add back:
Income taxes	(40.9)	33.0	(7.9)
Interest expense, net of interest income	30.8	50.8	81.6
Depreciation and amortization	70.1	6.1	76.2
Intercompany interest	3.1	(3.1)	—
EBITDA	(48.4)	185.0	136.6
Non-cash stock-based compensation	18.9	4.3	23.2
Loss on extinguishment of debt	17.0	—	17.0
Acquisition related costs	0.9	—	0.9
Securitization interest	—	(44.9)	(44.9)
(Gain)/Loss on asset sales	(0.1)	—	(0.1)
Severance	7.7	0.5	8.2
Foreign currency (gains)/losses	8.6	—	8.6
Net change in unrealized (gains) losses on investment securities	—	6.5	6.5
Professional fees related to business improvement efforts	10.7	1.4	12.1
Other	6.4	0.2	6.6
Total addbacks/(deductions)	70.1	(32.0)	38.1
Adjusted EBITDA	$21.7	$153.0	$174.7

Certain of our loan covenant calculations utilize financial results for the most recent four consecutive fiscal quarters. The following table reconciles EBITDA and Adjusted EBITDA to net income (loss) for the periods presented:

	Three Months Ended				Twelve Months Ended
(Dollars in millions), (Unaudited)	December 31, 2022	March 31, 2023	June 30, 2023	September 30, 2023	September 30, 2023
Net income (loss)	$37.1	$12.7	$(193.8)	$12.7	$(131.3)
Less: Income from discontinued operations	(4.8)	—	—	—	(4.8)
Income (loss) from continuing operations	41.9	12.7	(193.8)	12.7	(126.5)
Add back:
Income taxes	17.9	7.3	(19.3)	12.7	18.6
Interest expense, net of interest income	34.9	37.4	37.5	38.5	148.3
Depreciation and amortization	24.0	23.0	26.8	26.4	100.2
EBITDA	118.7	80.4	(148.8)	90.3	140.6
Non-cash stock-based compensation	(5.7)	3.8	5.5	4.5	8.1
Loss on extinguishment of debt	0.2	—	1.1	—	1.3
Acquisition related costs	0.3	0.3	0.3	0.5	1.4
Securitization interest	(25.8)	(27.8)	(29.6)	(31.6)	(114.8)
Gain on sale of property	(33.9)	—	—	—	(33.9)
Severance	4.2	0.5	1.0	1.9	7.6
Foreign currency (gains)/losses	(6.1)	0.1	0.3	(1.2)	(6.9)
Goodwill and other intangibles impairment	—	—	250.8	—	250.8
Contingent consideration adjustment	—	—	1.3	—	1.3
Net change in unrealized (gains) losses on investment securities	0.6	0.1	(0.2)	0.5	1.0
Professional fees related to business improvement efforts	3.1	0.7	2.1	1.7	7.6
Other	0.9	0.8	—	0.9	2.6
Total addbacks/(deductions)	(62.2)	(21.5)	232.6	(22.8)	126.1
Adjusted EBITDA from continuing operations	$56.5	$58.9	$83.8	$67.5	$266.7

Results of Operations

OPENLANE Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except per share amounts)	2023	2022	2023	2022
Revenues from continuing operations
Auction fees	$102.1	$88.9	$305.3	$289.5
Service revenue	153.9	159.2	475.2	444.0
Purchased vehicle sales	60.6	45.8	176.5	137.9
Finance-related revenue	99.7	99.1	296.8	275.2
Total revenues from continuing operations	416.3	393.0	1,253.8	1,146.6
Cost of services*	216.0	209.6	662.8	632.3
Gross profit*	200.3	183.4	591.0	514.3
Selling, general and administrative	107.4	109.1	326.6	352.1
Depreciation and amortization	26.4	24.3	76.2	76.2
Goodwill and other intangibles impairment	—	—	250.8	—
Operating profit (loss)	66.5	50.0	(62.6)	86.0
Interest expense	39.4	32.3	116.5	83.8
Other (income) expense, net	1.7	1.2	(12.5)	6.4
Loss on extinguishment of debt	—	9.3	1.1	17.0
Income (loss) from continuing operations before income taxes	25.4	7.2	(167.7)	(21.2)
Income taxes	12.7	6.7	0.7	(7.9)
Income (loss) from continuing operations	12.7	0.5	(168.4)	(13.3)
Income (loss) from discontinued operations, net of income taxes	—	(6.3)	—	217.4
Net income (loss)	$12.7	$(5.8)	$(168.4)	$204.1
Income (loss) from continuing operations per share
Basic	$0.01	$(0.09)	$(1.84)	$(0.30)
Diluted	$0.01	$(0.09)	$(1.84)	$(0.30)
* Exclusive of depreciation and amortization
Overview of OPENLANE Results for the Three Months Ended September 30, 2023 and 2022
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations are presented as one line item in the above table as "Income (loss) from discontinued operations, net of income taxes."
Overview
For the three months ended September 30, 2023, we had revenue of $416.3 million compared with revenue of $393.0 million for the three months ended September 30, 2022, an increase of 6%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization
Depreciation and amortization increased $2.1 million, or 9%, to $26.4 million for the three months ended September 30, 2023, compared with $24.3 million for the three months ended September 30, 2022. The increase in depreciation and amortization was primarily the result of the amortization of the ADESA tradename, which was previously an indefinite-lived asset but is now being amortized over a 6-year remaining life, resulting in approximately $16 million of incremental amortization expense per year.
Interest Expense
Interest expense increased $7.1 million, or 22%, to $39.4 million for the three months ended September 30, 2023, compared with $32.3 million for the three months ended September 30, 2022. Interest expense increased $11.9 million at AFC and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.6% for the three months ended September 30, 2023, as compared with approximately 4.7% for the three months ended September 30, 2022. These items were partially offset by a decrease in interest expense resulting from repayments of senior note debt in 2022 and 2023.
Loss on Extinguishment of Debt
In August 2022, we conducted a cash tender offer and prepaid $600 million of the senior notes with proceeds from the Transaction. We incurred a loss on the extinguishment of the senior notes of $9.3 million in the third quarter of 2022 primarily representative of the early repayment premium and the write-off of unamortized debt issuance costs associated with the portion of the senior notes repaid.
Income Taxes
We had an effective tax rate of 50.0% for the three months ended September 30, 2023, compared with an effective tax rate of 93.1% for the three months ended September 30, 2022. The effective tax rate for the three months ended September 30, 2023 was unfavorably impacted by an increase in the valuation allowance related to current year movement of the adjusted U.S. net deferred tax asset. The effective tax rate for the three months ended September 30, 2022 was unfavorably impacted by the change in the effective tax rate estimate for the year, driven by an anticipated land sale that drove a decrease in the tax rate applicable to our international tax operations.
Income (Loss) from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the three months ended September 30, 2023 and 2022, the Company's financial statements included a loss from discontinued operations of $0.0 million and $6.3 million, respectively. The loss from discontinued operations for the three months ended September 30, 2022 occurred as a result of a net working capital adjustment and additional transaction costs.
Impact of Foreign Currency
For the three months ended September 30, 2023 compared with the three months ended September 30, 2022, the change in the euro exchange rate increased revenue by $4.9 million, operating profit by $0.4 million and net income by $0.2 million. For the three months ended September 30, 2023 compared with the three months ended September 30, 2022, the change in the Canadian dollar exchange rate decreased revenue by $2.4 million, operating profit by $0.7 million and net income by $0.4 million.
Overview of OPENLANE Results for the Nine Months Ended September 30, 2023 and 2022
Discontinued Operations
The financial performance of the ADESA U.S. physical auction business is presented as discontinued operations. As a result, revenue, cost of services and all costs of discontinued operations are presented as one line item in the above table as "Income from discontinued operations, net of income taxes."
Overview
For the nine months ended September 30, 2023, we had revenue of $1,253.8 million compared with revenue of $1,146.6 million for the nine months ended September 30, 2022, an increase of 9%. For a further discussion of revenues, gross profit and selling, general and administrative expenses, see the segment results discussions below.

Depreciation and Amortization
Depreciation and amortization was $76.2 million for the nine months ended September 30, 2023 and September 30, 2022. The increase in amortization as a result of the amortization of the ADESA tradename, which was previously an indefinite-lived asset, was offset by assets that have become fully depreciated and a reduction in assets placed in service.
Interest Expense
Interest expense increased $32.7 million, or 39%, to $116.5 million for the nine months ended September 30, 2023, compared with $83.8 million for the nine months ended September 30, 2022. Interest expense increased $45.8 million at AFC and the increase was attributable to an increase in the average interest rate on the AFC securitization obligations to approximately 7.2% for the nine months ended September 30, 2023, as compared with approximately 3.4% for the nine months ended September 30, 2022. In addition, in 2022, there was a realized gain of $16.7 million related to the discontinuance of hedge accounting and termination of the interest rate swaps. These items were partially offset by a decrease in interest expense resulting from repayments of term loan and senior note debt in 2022 and 2023.
Goodwill and Other Intangibles Impairment
Goodwill represents the excess cost over fair value of identifiable net assets of businesses acquired. The Company tests goodwill and indefinite-lived tradenames for impairment at the reporting unit level annually during the second quarter, or more frequently if events or changes in circumstances indicate that impairment may exist. When performing the impairment assessment, the fair value of the Company's reporting units are estimated using the expected present value of future cash flows (Level 3 inputs).
As part of this annual process, in the second quarter of 2023 the Company updated its forecasts for all of its reporting units, including an updated estimate for near-term and long-term revenue growth rates reflecting a slower overall recovery in vehicle volumes. Discount rates and other cash flow assumptions used in the valuations were also adjusted. As a result of this impairment assessment, it was determined that the fair value was lower than the carrying value for our U.S. Dealer-to-Dealer and Europe reporting units (both within the Marketplace segment). Accordingly, the Company recorded non-cash goodwill impairment charges totaling $218.9 million related to our U.S. Dealer-to-Dealer reporting unit and $6.4 million related to our Europe reporting unit. The goodwill impairment charge related to our U.S. Dealer-to-Dealer reporting unit relates to tax deductible goodwill, and as such the impairment resulted in a deferred tax benefit of $52.5 million. The goodwill impairment related to our U.S. Dealer-to-Dealer reporting unit was primarily driven by lower near-term and long-term revenue growth associated with a slower overall recovery in vehicle volumes. The goodwill impairment related to our Europe reporting unit was driven by combining two previously separate reporting units (ADESA U.K. and ADESA Europe) into a single reporting unit. Including ADESA U.K. in the reporting unit resulted in a reduction in the overall fair value of the combined reporting unit, resulting in an impairment charge. The fair value of the remaining reporting units in the Marketplace segment were in excess of their carrying value. The impairment charges were reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income.
As a result of the second quarter 2023 impairment charges, the carrying value of the U.S. Dealer-to-Dealer and Europe reporting units now approximate fair value. The assumptions used in the discounted cash flow analysis are subject to inherent uncertainties and subjectivity. As such, changes in our future forecasts, operating results, cash flows, discount rates and other factors used to estimate the fair value of our reporting units may result in additional goodwill impairment charges in the future, and could have a material, non-cash, effect on our consolidated operating profit (loss) and net income (loss).
We will continue to monitor events occurring or circumstances changing which may suggest that goodwill should be reevaluated during interim periods. As of September 30, 2023, the remaining carrying value of goodwill related to the U.S. Dealer-to-Dealer and Europe reporting units was $87.3 million and $115.7 million, respectively.
In addition, the second quarter 2023 announcement of the rebrand to an OPENLANE branded marketplace from the ADESA branded marketplaces served as a triggering event requiring a re-evaluation of the useful life and impairment of the ADESA tradename. As such, the Company evaluated the $122.8 million carrying amount of its indefinite-lived ADESA tradename, resulting in a non-cash impairment charge totaling $25.5 million in the second quarter of 2023 and associated deferred tax benefit of $6.5 million (within the Marketplace segment). The impairment charge was reported as a component of "Goodwill and other intangibles impairment" in the consolidated statements of income. The ADESA tradename is expected to continue to generate cash flows pursuant to the purchase and commercial agreements with Carvana and its affiliates for a defined period. The fair value of the

ADESA tradename was estimated using the royalty savings method (Level 3 inputs). Furthermore, as a result of the rebrand to OPENLANE, the ADESA tradename is no longer deemed to have an indefinite life and its remaining carrying amount of $97.3 million will be amortized over a remaining useful life of approximately 6 years.
The deferred tax benefits of $52.5 million and $6.5 million associated with the goodwill and tradename impairments, respectively, resulted in the U.S. being in a net deferred tax asset position. Due to the three-year cumulative loss related to U.S. operations, we recorded a $34.2 million and $29.6 million valuation allowance against the U.S. net deferred tax asset at September 30, 2023 and June 30, 2023, respectively.
Other (Income) Expense, Net
For the nine months ended September 30, 2023, we had other income of $12.5 million compared with other expense of $6.4 million for the nine months ended September 30, 2022. The increase in other income was primarily attributable to the receipt of $20.0 million in connection with the early termination of a contractual arrangement and a decrease in unrealized losses on investment securities of $6.1 million, partially offset by the impairment of an equity security and note receivable with the same investee aggregating $11.0 million, a $1.3 million increase in contingent consideration valuation adjustment and an increase in other miscellaneous items aggregating $4.3 million. In addition, there was $0.8 million in foreign currency gains on intercompany balances for the nine months ended September 30, 2023, compared with $8.6 million in foreign currency losses on intercompany balances for the nine months ended September 30, 2022.
Loss on Extinguishment of Debt
In August 2022, we conducted a cash tender offer and prepaid $600 million of the senior notes with proceeds from the Transaction. We incurred a loss on the extinguishment of the senior notes of $9.3 million in the third quarter of 2022 primarily representative of the early repayment premium and the write-off of unamortized debt issuance costs associated with the portion of the senior notes repaid.
Income Taxes
We had an effective tax rate of -0.4% resulting in expense on a pre-tax loss for the nine months ended September 30, 2023, compared with an effective tax rate of 37.3% resulting in a benefit on a pre-tax loss for the nine months ended September 30, 2022. The effective tax rate for the nine months ended September 30, 2023 was impacted by the goodwill and other intangibles impairment charges and resulting $59.0 million deferred tax benefit recorded with respect to the impairment of tax deductible goodwill and the impairment of other intangibles, partially offset by the $34.2 million deferred tax expense associated with the recording of valuation allowance against the U.S. net deferred tax asset. The effective tax rate for the nine months ended September 30, 2022 was favorably impacted by the state rate change impact on deferred taxes.
Income from Discontinued Operations
In May 2022, Carvana acquired the ADESA U.S. physical auction business from the Company. As such, the financial results of the ADESA U.S. physical auction business have been accounted for as discontinued operations for all periods presented. For the nine months ended September 30, 2023 and 2022, the Company's financial statements included income from discontinued operations of $0.0 million and $217.4 million, respectively.
Impact of Foreign Currency
For the nine months ended September 30, 2023 compared with the nine months ended September 30, 2022, the change in the Canadian dollar exchange rate decreased revenue by $13.7 million, operating profit by $3.8 million and net income by $2.4 million. For the nine months ended September 30, 2023 compared with the nine months ended September 30, 2022, the change in the euro exchange rate increased revenue by $3.5 million, operating profit by $0.2 million and net income by $0.2 million.

Marketplace Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions, except per vehicle amounts)	2023	2022	2023	2022
Auction fees	$102.1	$88.9	$305.3	$289.5
Service revenue	153.9	159.2	475.2	444.0
Purchased vehicle sales	60.6	45.8	176.5	137.9
Total Marketplace revenue from continuing operations	316.6	293.9	957.0	871.4
Cost of services*	199.3	193.4	613.2	584.9
Gross profit*	117.3	100.5	343.8	286.5
Selling, general and administrative	94.8	96.9	288.9	315.8
Depreciation and amortization	23.8	22.4	69.5	70.1
Goodwill and other intangibles impairment	—	—	250.8	—
Operating profit (loss)	$(1.3)	$(18.8)	$(265.4)	$(99.4)

Commercial vehicles sold	180,000	159,000	527,000	510,000
Dealer consignment vehicles sold	159,000	155,000	486,000	498,000
Total vehicles sold	339,000	314,000	1,013,000	1,008,000
Gross profit percentage, excluding purchased vehicles*	45.8%	40.5%	44.0%	39.1%
* Exclusive of depreciation and amortization
Overview of Marketplace Results for the Three Months Ended September 30, 2023 and 2022
Total Marketplace Revenue
Revenue from the Marketplace segment increased $22.7 million, or 8%, to $316.6 million for the three months ended September 30, 2023, compared with $293.9 million for the three months ended September 30, 2022. The change in revenue included the impact of an increase in revenue of $4.9 million due to fluctuations in the euro exchange rate, partially offset by a decrease in revenue of $2.0 million due to fluctuations in the Canadian dollar exchange rate. The increase in revenue was primarily attributable to the increase in auction fees and purchased vehicle sales (discussed below).
The 8% increase in the number of vehicles sold was comprised of a 13% increase in commercial volumes and a 3% increase in dealer consignment volumes. The gross merchandise value ("GMV") of vehicles sold for the three months ended September 30, 2023 was approximately $6.0 billion.
Auction Fees
Auction fees increased $13.2 million, or 15%, to $102.1 million for the three months ended September 30, 2023, compared with $88.9 million for the three months ended September 30, 2022. The number of vehicles sold increased 8%. Auction fees per vehicle sold for the three months ended September 30, 2023 increased $18, or 6%, to $301, compared with $283 for the three months ended September 30, 2022. The increase in auction fees per vehicle sold reflects the impact of price increases and the introduction of new auction related services.
Service Revenue
Service revenue decreased $5.3 million, or 3%, to $153.9 million for the three months ended September 30, 2023, compared with $159.2 million for the three months ended September 30, 2022, primarily as a result of decreases in transportation revenue of $8.2 million and reconditioning revenue of $1.1 million, partially offset by increases in repossession and remarketing fees of $2.5 million, inspection service revenue of $1.2 million and a net increase in other miscellaneous service revenues aggregating approximately $0.3 million.
Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, increased $14.8 million, or 32%, to $60.6 million for the three months ended September 30, 2023, compared with $45.8 million for the three months ended September 30, 2022, primarily as a result of an increase in purchased vehicles sold and the average selling price of purchased vehicles sold in Europe.
Gross Profit
For the three months ended September 30, 2023, gross profit from the Marketplace segment increased $16.8 million, or 17%, to $117.3 million, compared with $100.5 million for the three months ended September 30, 2022. Revenue increased 8% for the three months ended September 30, 2023, while cost of services increased 3% during the same period. Gross profit from the Marketplace segment was 37.0% of revenue for the three months ended September 30, 2023, compared with 34.2% of revenue for the three months ended September 30, 2022. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 45.8% and 40.5% for the three months ended September 30, 2023 and 2022, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue increased for the three months ended September 30, 2023 as compared with the three months ended September 30, 2022, primarily due to improved mix in our transportation services, improved profitability in our dealer-to-dealer platforms and cost savings initiatives.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $2.1 million, or 2%, to $94.8 million for the three months ended September 30, 2023, compared with $96.9 million for the three months ended September 30, 2022, primarily as a result of decreases in information technology costs of $2.3 million, professional fees of $2.1 million, bad debt expense of $0.9 million, fluctuations in the Canadian exchange rate of $0.6 million and other miscellaneous expenses aggregating $1.0 million, partially offset by increases in incentive-based compensation of $2.4 million, non-income taxes of $0.6 million, marketing costs of $0.6 million, severance of $0.6 million and stock-based compensation of $0.6 million.
Overview of Marketplace Results for the Nine Months Ended September 30, 2023 and 2022
Total Marketplace Revenue
Revenue from the Marketplace segment increased $85.6 million, or 10%, to $957.0 million for the nine months ended September 30, 2023, compared with $871.4 million for the nine months ended September 30, 2022. The change in revenue included the impact of a decrease in revenue of $11.5 million due to fluctuations in the Canadian dollar exchange rate, partially offset by an increase in revenue of $3.5 million due to fluctuations in the euro exchange rate. The increase in revenue was primarily attributable to the increases in auction fees, service revenue and purchased vehicle sales (discussed below).
The less than 1% increase in the number of vehicles sold was comprised of a 3% increase in commercial volumes and a 2% decrease in dealer consignment volumes. The decrease in the number of vehicles sold was driven by an industry-wide lack of wholesale used vehicle supply. The gross merchandise value of vehicles sold for the nine months ended September 30, 2023 was approximately $18.4 billion.
Auction Fees
Auction fees increased $15.8 million, or 5%, to $305.3 million for the nine months ended September 30, 2023, compared with $289.5 million for the nine months ended September 30, 2022. Auction fees per vehicle sold for the nine months ended September 30, 2023 increased $14, or 5%, to $301, compared with $287 for the nine months ended September 30, 2022. The increase in auction fees per vehicle sold reflects the impact of price increases and the introduction of new auction related services.
Service Revenue
Service revenue increased $31.2 million, or 7%, to $475.2 million for the nine months ended September 30, 2023, compared with $444.0 million for the nine months ended September 30, 2022, primarily as a result of increases in repossession and remarketing fees of $18.2 million, third-party fees for platform services of $8.8 million, inspection service revenue of $5.7 million and a net increase in other miscellaneous service revenues aggregating approximately $0.8 million, partially offset by a decrease in reconditioning revenue of $2.3 million.

Purchased Vehicle Sales
Purchased vehicle sales, which include the entire selling price of the vehicle, increased $38.6 million, or 28%, to $176.5 million for the nine months ended September 30, 2023, compared with $137.9 million for the nine months ended September 30, 2022, primarily as a result of an increase in purchased vehicles sold and the average selling price of purchased vehicles sold in Europe.
Gross Profit
For the nine months ended September 30, 2023, gross profit from the Marketplace segment increased $57.3 million, or 20%, to $343.8 million, compared with $286.5 million for the nine months ended September 30, 2022. Revenue increased 10% for the nine months ended September 30, 2023, while cost of services increased 5% during the same period. Gross profit from the Marketplace segment was 35.9% of revenue for the nine months ended September 30, 2023, compared with 32.9% of revenue for the nine months ended September 30, 2022. Excluding purchased vehicle sales, gross profit as a percentage of revenue was 44.0% and 39.1% for the nine months ended September 30, 2023 and 2022, respectively. The entire selling and purchase price of the vehicle is recorded as revenue and cost of services for purchased vehicles sold.
Gross profit as a percentage of revenue increased for the nine months ended September 30, 2023 as compared with the nine months ended September 30, 2022, primarily due to improved transportation margins, improved profitability in our dealer-to-dealer platforms, cost savings initiatives and an increase in third-party fees for platform services.
Selling, General and Administrative
Selling, general and administrative expenses from the Marketplace segment decreased $26.9 million, or 9%, to $288.9 million for the nine months ended September 30, 2023, compared with $315.8 million for the nine months ended September 30, 2022, primarily as a result of decreases in professional fees of $9.9 million, stock-based compensation of $8.4 million, information technology costs of $4.1 million, severance of $4.0 million, fluctuations in the Canadian exchange rate of $3.1 million, telecom expenses of $2.3 million and other miscellaneous expenses aggregating $0.9 million, partially offset by increases in incentive-based compensation of $3.5 million and marketing costs of $2.3 million.
Goodwill and Other Intangibles Impairment
See the above discussion of goodwill and other intangibles impairment in the consolidated results of operations for OPENLANE, Inc.

Finance Results

	Three Months Ended September 30,		Nine Months Ended September 30,
(Dollars in millions except volumes and per loan amounts)	2023	2022	2023	2022
Finance-related revenue
Interest income	$63.0	$53.4	$185.5	$143.1
Fee income	45.6	44.3	137.3	127.2
Other revenue	2.7	2.9	9.8	7.7
Provision for credit losses	(11.6)	(1.5)	(35.8)	(2.8)
Total Finance revenue	99.7	99.1	296.8	275.2
Cost of services*	16.7	16.2	49.6	47.4
Gross profit*	83.0	82.9	247.2	227.8
Selling, general and administrative	12.6	12.2	37.7	36.3
Depreciation and amortization	2.6	1.9	6.7	6.1
Operating profit	$67.8	$68.8	$202.8	$185.4

Loan transactions	406,000	397,000	1,228,000	1,170,000
Revenue per loan transaction	$246	$250	$242	$235
* Exclusive of depreciation and amortization
Overview of Finance Results for the Three Months Ended September 30, 2023 and 2022
Revenue
For the three months ended September 30, 2023, the Finance segment revenue increased $0.6 million, or 1%, to $99.7 million, compared with $99.1 million for the three months ended September 30, 2022. The increase in revenue was primarily the result of a 2% increase in loan transactions.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, decreased $4, or 2%, primarily as a result of an increase in net credit losses, a decrease in loan values and a decrease in average portfolio duration, partially offset by an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 225 basis points since September 30, 2022) and an increase in other fee income per unit.
The provision for credit losses increased to 2.0% of the average managed receivables for the three months ended September 30, 2023 from 0.2% for the three months ended September 30, 2022. The provision for credit losses is expected to be 2% or under, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the three months ended September 30, 2023, gross profit for the Finance segment increased $0.1 million, or less than 1%, to $83.0 million, or 83.2% of revenue, compared with $82.9 million, or 83.7% of revenue, for the three months ended September 30, 2022. The decrease in gross profit as a percent of revenue was primarily the result of a 3% increase in cost of services. The increase in cost of services of $0.5 million was primarily the result of increases in compensation expense of $0.5 million and other miscellaneous expenses aggregating $0.3 million, partially offset by a decrease in incentive-based compensation of $0.3 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $0.4 million, or 3%, to $12.6 million for the three months ended September 30, 2023, compared with $12.2 million for the three months ended September 30, 2022 primarily as a result of increases in postage expense of $0.6 million, stock-based compensation of $0.3 million and information technology costs of $0.3 million, partially offset by decreases in compensation expense of $0.2 million and other miscellaneous expenses aggregating $0.6 million.

Overview of Finance Results for the Nine Months Ended September 30, 2023 and 2022
Revenue
For the nine months ended September 30, 2023, the Finance segment revenue increased $21.6 million, or 8%, to $296.8 million, compared with $275.2 million for the nine months ended September 30, 2022. The increase in revenue was primarily the result of a 5% increase in loan transactions and a 3% increase in revenue per loan transaction.
Revenue per loan transaction, which includes both loans paid off and loans curtailed, increased $7, or 3%, primarily as a result of an increase in interest yields driven by an increase in prime rates (Federal Reserve raised interest rates 225 basis points since September 30, 2022) and an increase in other fee income per unit, partially offset by an increase in net credit losses and a decrease in loan values.
The provision for credit losses increased to 2.0% of the average managed receivables for the nine months ended September 30, 2023 from 0.1% for the nine months ended September 30, 2022. The provision for credit losses is expected to be 2% or under, annually, of the average managed receivables balance. However, the actual losses in any particular quarter could deviate from this range.
Gross Profit
For the nine months ended September 30, 2023, gross profit for the Finance segment increased $19.4 million, or 9%, to $247.2 million, or 83.3% of revenue, compared with $227.8 million, or 82.8% of revenue, for the nine months ended September 30, 2022. The increase in gross profit as a percent of revenue was primarily the result of an 8% increase in revenue, partially offset by a 5% increase in cost of services. The increase in cost of services of $2.2 million was primarily the result of increases in compensation expense of $1.8 million, lot check expenses of $0.7 million and other miscellaneous expenses aggregating $0.9 million, partially offset by a decrease in incentive-based compensation of $1.2 million.
Selling, General and Administrative
Selling, general and administrative expenses for the Finance segment increased $1.4 million, or 4%, to $37.7 million for the nine months ended September 30, 2023, compared with $36.3 million for the nine months ended September 30, 2022 primarily as a result of increases in information technology costs of $1.8 million and postage expense of $1.7 million, partially offset by decreases in stock-based compensation of $1.1 million, professional fees of $0.4 million and other miscellaneous expenses aggregating $0.6 million.
LIQUIDITY AND CAPITAL RESOURCES
We believe that the significant indicators of liquidity for our business are cash on hand, cash flow from operations, working capital and amounts available under our Revolving Credit Facility. Our principal sources of liquidity consist of cash generated by operations and borrowings under our Revolving Credit Facility.

	September 30,	December 31,	September 30,
(Dollars in millions)	2023	2022	2022
Cash and cash equivalents	$110.3	$225.7	$148.7
Restricted cash	41.8	52.0	28.9
Working capital	432.1	379.2	382.5
Amounts available under the Revolving Credit Facility	247.3	161.0	190.0
Cash provided by (used by) operating activities for the nine months ended	216.2		(76.1)
We regularly evaluate alternatives for our capital structure and liquidity given our expected cash flows, growth and operating capital requirements as well as capital market conditions.

Summary of Cash Flows

	Nine Months Ended September 30,
(Dollars in millions)	2023	2022
Net cash provided by (used by):
Operating activities - continuing operations	$216.2	$(76.1)
Operating activities - discontinued operations	(0.1)	(388.5)
Investing activities - continuing operations	(39.2)	(87.4)
Investing activities - discontinued operations	7.0	2,070.4
Financing activities - continuing operations	(312.1)	(1,540.0)
Financing activities - discontinued operations	—	10.8
Net change in cash balances of discontinued operations	—	12.4
Effect of exchange rate on cash	2.6	(27.4)
Net decrease in cash, cash equivalents and restricted cash	$(125.6)	$(25.8)
Cash flow from operating activities (continuing operations) Net cash provided by operating activities (continuing operations) was $216.2 million for the nine months ended September 30, 2023, compared with net cash used by operating activities of $76.1 million for the nine months ended September 30, 2022. Cash provided by continuing operations for the nine months ended September 30, 2023 consisted primarily of cash earnings and an increase in accounts payable and accrued expenses, partially offset by an increase in trade receivables and other assets. Cash used by continuing operations for the nine months ended September 30, 2022 consisted primarily of a decrease in accounts payable and accrued expenses, an increase in trade receivables and other assets and the portion of contingent consideration payments classified in operating activities, partially offset by cash earnings. The increase in operating cash flow was primarily attributable to changes in operating assets and liabilities as a result of the timing of collections and the disbursement of funds to consignors for marketplace sales held near period-ends, as well as a decrease in payments of contingent consideration in excess of acquisition-date fair value.
Changes in AFC’s accounts payable balance are presented in cash flows from operating activities while changes in AFC’s finance receivables are presented in cash flows from investing activities. Changes in these balances can cause variations in operating and investing cash flows.
Cash flow from investing activities (continuing operations) Net cash used by investing activities (continuing operations) was $39.2 million for the nine months ended September 30, 2023, compared with $87.4 million for the nine months ended September 30, 2022. The cash used by investing activities for the nine months ended September 30, 2023 was primarily from purchases of property and equipment. The cash used by investing activities for the nine months ended September 30, 2022 was primarily from purchases of property and equipment and an increase in finance receivables held for investment.
Cash flow from financing activities (continuing operations) Net cash used by financing activities (continuing operations) was $312.1 million for the nine months ended September 30, 2023, compared with $1,540.0 million for the nine months ended September 30, 2022. The cash used by financing activities for the nine months ended September 30, 2023 was primarily due to the early repayment of senior notes, repayments on lines of credit, dividends paid on the Series A Preferred Stock, repurchases and retirement of common stock, payments of contingent consideration and payments for debt issuance costs, partially offset by a net increase in obligations collateralized by finance receivables. The cash used by financing activities for the nine months ended September 30, 2022 was primarily due to payments made on the Company’s long-term debt and repurchases and retirement of common stock, partially offset by borrowings from lines of credit.
Cash flow from operating activities (discontinued operations) Net cash used by operating activities (discontinued operations) was $0.1 million for the nine months ended September 30, 2023, compared with $388.5 million for the nine months ended September 30, 2022. The cash used by operating activities for the nine months ended September 30, 2022 was primarily attributable to income taxes paid associated with the taxable gain on the sale of the ADESA U.S. physical auction business, a decrease in accounts payable and accrued expenses and an increase in accounts receivable and other assets.

Cash flow from investing activities (discontinued operations) Net cash provided by investing activities (discontinued operations) was $7.0 million for the nine months ended September 30, 2023, compared with $2,070.4 million for the nine months ended September 30, 2022. The cash provided by investing activities for the nine months ended September 30, 2023 is attributable to the final proceeds from the sale of the ADESA U.S. physical auction business. The cash provided by investing activities for the nine months ended September 30, 2022 primarily consisted of proceeds from the sale of the ADESA U.S. physical auction business, partially offset by purchases of property and equipment.
Cash flow from financing activities (discontinued operations) There were no financing activities (discontinued operations) for the nine months ended September 30, 2023, compared with net cash provided by financing activities of $10.8 million for the nine months ended September 30, 2022. The cash provided by financing activities for the nine months ended September 30, 2022 was primarily attributable to a net increase in book overdrafts.